EXHIBIT 16.1

April 6, 2006

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for CenterState Banks of Florida, Inc. and, under the date of March 10, 2006, we reported on the consolidated financial statements of CenterState Banks of Florida, Inc. and subsidiaries as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On April 4, 2006, our appointment as principal accountants was terminated. We have read CenterState Banks of Florida, Inc.’s statements included under Item 4.01 of its Form 8-K dated April 4, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with CenterState Banks of Florida, Inc.’s statement that (i) the Audit Committee of the Board of Directors of the Company approved the decision to change independent registered public accounting firms and (ii) the statements made in the fifth paragraph.

Very truly yours,

KPMG LLP

Tampa, Florida

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